Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG NAMES JONATHAN WISMER AS SENIOR VICE PRESIDENT, DEPUTY CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

NEW YORK – August 6, 2018 – American International Group, Inc. (NYSE: AIG) today announced the appointment of Jonathan Wismer as Senior Vice President, Deputy Chief Financial Officer and Chief Accounting Officer, effective immediately. Mr. Wismer will be based in New York and report to Sid Sankaran, Executive Vice President and Chief Financial Officer. He succeeds Elias Habayeb, who was appointed Chief Financial Officer for General Insurance in May.

“Jon’s more than 23 years of financial experience and leadership roles within the insurance and reinsurance industry, together with his extensive international experience, will provide valuable perspective to the company. He will play an integral role within the finance team as we support AIG’s overall goal of delivering sustainable, profitable growth,” said Mr. Sankaran.

Mr. Wismer brings to this position a strong track record in financial leadership roles at Fortune 100 international insurance companies, with particular focus on the property-casualty business. More recently he served as Group Controller for Zurich Insurance Group, based in Zurich, Switzerland, and he previously spent nine years at Liberty Mutual, culminating with his appointment as Senior Vice President & Chief Financial Officer, Liberty International. He also held senior financial and regulatory reporting leadership positions at Allianz Group in Munich, Germany and previously worked at KPMG, where he began his career.

Mr. Wismer holds a Bachelor of Business Administration degree from Texas Christian University, and attended the Insurance Executive Development Program at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant (CPA).

Mr. Wismer said: “This is an exciting time to join the Finance leadership team at AIG, and I look forward to continuing the important work of this group in serving the company’s businesses and stakeholders while advancing shareholder value.”

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.